Exhibit (e)(5)

            , 2014

Legg Mason Investor Services, LLC

c/o Legg Mason, Inc.

100 International Drive

Baltimore, Maryland 21202

Attn:

Re:	Placement Agency Agreement dated as of December 1, 2005

Ladies and Gentlemen:

Reference is made to the Placement Agency Agreement, dated as of December 1, 2005 (as amended to date, the “Agreement”), between Legg Mason Investor Services, LLC, a Massachusetts trust company, and Master Portfolio Trust, a Maryland statutory trust (the “Trust”).

Please be advised that the Trust has established a new series of shares to be known as Ultra Short Obligations Portfolio. Please sign below to confirm your agreement that, effective as of the date provided below, Appendix A to the Agreement is hereby replaced in its entirety with the attached Exhibit A, and that the Agreement as so amended remains in full force and effect.

MASTER PORTFOLIO TRUST

By:
	Name:	Kenneth D. Fuller
	Title:	President

Agreed:

LEGG MASON INVESTOR SERVICES, LLC

By:
Name:
Title:

Effective Date:             , 2014

Appendix A

As of             , 2014

Prime Cash Reserves Portfolio

Liquid Reserves Portfolio

U.S. Treasury Reserves Portfolio

Tax Free Reserves Portfolio

Government Portfolio

Short Term Yield Portfolio

Municipal High Income Portfolio

U.S. Treasury Obligations Portfolio

Ultra Short Obligations Portfolio